As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-147425

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NEONODE INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1517641
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Biblioteksgatan 11
S111 46 Stockholm, Sweden
+46 8 678 18 50 — Sweden
(925) 355-7700 — USA

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Brunton
Chief Financial Officer
Neonode Inc.
4000 Executive Parkway, Suite 200
San Ramon, California 94583
(925) 355-7700

(Address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED November 30, 2007
PROSPECTUS

NEONODE INC.

4,673,137 SHARES

COMMON STOCK

This prospectus relates to the resale of up to 4,673,137 shares of common stock of Neonode Inc., a Delaware corporation, that the selling stockholders named in this prospectus or any prospectus supplement may offer from time to time. The selling stockholders are those holders named in the table under the section entitled “Selling Stockholders” beginning on page 15 of this prospectus or named in a supplement to this prospectus.

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. We will bear the cost of the registration of these shares.

Subject to the restrictions described in this prospectus, the selling stockholders (directly or through agents or dealers designated from time to time) may sell the shares of our common stock being offered by this prospectus from time to time on terms to be determined at the time of sale. The prices at which these selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NEON.” On November 13, 2007, the last reported sales price of our common stock, as reported on the Nasdaq Capital Market, was $3.53 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2007.

TABLE OF CONTENTS

About This Prospectus

Prospectus Summary

Risk Factors

Cautionary Statement Concerning Forward-Looking Information

Use of Proceeds

Selling Stockholders

Relationship of Selling Stockholders to the Company

Plan of Distribution

Legal Matters

Experts

Where You Can Find More Information

Incorporation of Certain Documents by Reference

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized, and the selling stockholders may not authorize, any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission, or the SEC, on behalf of the selling stockholders, who are named in the table under the section entitled “Selling Stockholders” beginning on page 15 of this prospectus, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time until this registration statement is withdrawn from registration by us, sell the shares of our common stock being offered under this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the selling stockholders may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering by any selling stockholder may be set forth in an accompanying prospectus supplement.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information.”

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or post-effective amendments to the registration statement of which this prospectus forms a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by another method as may then be permitted under applicable law, rules or regulations.

You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents now or in the future incorporated by reference into the registration statement of which this prospectus forms a part.  The selling stockholders may not authorize anyone to provide you with different information. We are not, and the selling stockholders are not, making an offer of the shares of our common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROSPECTUS, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

PROSPECTUS SUMMARY

The following is only a summary.   This summary does not contain all the information that you should consider before investing in our common stock.  You should read this entire prospectus, including all documents incorporated by reference, carefully, especially “Risk Factors” and our financial statements and related notes incorporated by reference herein.  Please see the section entitled “Where You Can Find More Information.”

We use the terms “we,” “us,” “our,” “Neonode” and “New Neonode” in this prospectus to refer to Neonode Inc., formerly known as SBE, Inc., and its consolidated subsidiaries. We use the term “SBE” in this prospectus to refer to us and our consolidated subsidiaries as we existed prior to the sale of our hardware business on March 30, 2007, the merger with Neonode on August 10, 2007 and the sale of our storage software business on August 20, 2007. We use “Old Neonode” in this prospectus to refer to the company now known as Cold Winter, Inc., (a wholly owned subsidiary of ours) and its wholly-owned subsidiary, Neonode AB

Overview of our Business

Historically, we designed, manufactured and sold embedded communications hardware and storage software products. Our hardware business generated the overwhelming majority of our sales and cash flow. Our business was characterized by a concentration of sales to a small number of OEMs and distributors who provide products and services to the communications and data storage markets. On March 30, 2007, we sold our hardware business to One Stop Systems, Inc. for $2.2 million in cash. We received $1.7 million of the cash on the date of the sale and an additional $500,000 in cash on June 5, 2007. In addition, One Stop assumed the lease for the building housing our San Ramon offices and certain equipment leases. As part of the sale, we transferred our entire inventory and the engineering and test equipment used to support the hardware business to One Stop. As of March 30, 2007, we no longer participate in the embedded communications hardware business.

On August 10, 2007, we completed a merger with Old Neonode, a Delaware corporation, pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated January 19, 2007 and amended on May 16, 2007, referred to in this prospectus as the Merger Agreement. The merger was treated as a recapitalization and issuance of shares by Old Neonode for the net cash of SBE for accounting purposes and as such, the historical financial statements of Old Neonode became the historical financial statements of New Neonode. As a result of the merger, we changed our name from “SBE, Inc.” to “Neonode Inc.” Effective as of the merger, the business and operations of Old Neonode prior to the merger became our primary business and operations.

On August 20, 2007, we sold our storage software business and transferred all customer contracts, intellectual property and engineering and test equipment used to support the software business to Rising Tide Software LLC.

As a result of the sale of our hardware business on March 30, 2007 and the sale of our storage software business on August 20, 2007, all of the legacy operations of SBE, Inc. and its consolidated subsidiaries were discontinued.

Our continuing operations will be focused on developing, manufacturing and selling multimedia touchscreen mobile phones with a focus on design, enhanced user experience and customization in addition to licensing our touchscreen and other technologies to third party companies. Old Neonode developed a multimedia mobile phone that converts the functionality of a desktop computer to a mobile phone interface. In addition to connecting to any GSM supported cellular telephone network, this multimedia mobile phone allows the user to watch movies in full screen, play music videos, play music, take pictures with its two mega pixel camera and play games, all with internet pod casting capabilities. The user interface on the multimedia phone incorporates one hand on screen navigation with a user interface that recognizes gestures rather than defined keys. This user interface allowed for the design and manufacture of a mobile phone with a large display without physical buttons using the smallest form factor in the mobile phone industry. The multimedia phone’s design is based on patent pending zForce ™ and Neno™ software and hardware technologies. The new generation of phone, the N2, was introduced in February 2007 and launched in July 2007.

Corporate Headquarters

As a result of the merger with Old Neonode, our corporate headquarters moved to Stockholm, Sweden, although we continue to maintain a U.S. office in San Ramon, California. Our headquarters are located at Biblioteksgatan 11, S111 46 Stockholm, Sweden and our telephone number at this address is 468 678 18 50. Our office in the U.S. is located at 4000 Executive Parkway, Suite 200, San Ramon, California 94583 and our telephone number at this address is (925) 355-7700.  Our website address is www.neonode.com.  Information contained on our website, or that can be accessed through our website, is not a part of this prospectus.

See the section entitled “Where You Can Find More Information” on page 21.

The Offering

This prospectus relates to the resale by certain selling stockholders of up to 4,673,137 shares of common stock, including up to 1,322,135 shares of our common stock issuable upon conversion of certain of our convertible promissory notes and 1,632,449 shares of our common stock issuable upon exercise of certain warrants to purchase common stock. We will not receive any proceeds from the sale of securities by the selling stockholders listed herein.

See the section entitled “Plan of Distribution” on page 19.

Our common stock is traded on the Nasdaq Capital Market under the symbol “NEON.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or incorporated by reference herein or therein. See “Where You Can Find More Information” on page 21. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

Our operating results are subject to fluctuations, and if we fail to meet the expectations of any securities analysts who follow our stock or investors, our stock price may decrease significantly.

Our operating results are difficult to forecast. Our future operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. If this occurs, the price of our common stock will likely decline. Many factors may cause fluctuations in our operating results including, but not limited to, the following:

•	timely introduction and market acceptance of new products and services;
•	changes in consumer and enterprise spending levels;
•	quality issues with our products;
•	changes in consumer, enterprise and carrier preferences for our products and services;
•	loss or failure of carriers or other key sales channel partners;
•	competition from other mobile telephone or handheld devices or other devices with similar functionality;
•	competition for consumer and enterprise spending on other products;
•	failure by our third party manufacturers or suppliers to meet our quantity and quality requirements for products or product components on time;
•	failure to add or replace third party manufacturers or suppliers in a timely manner;
•	changes in terms, pricing or promotional program;
•	variations in product costs or the mix of products sold;
•	failure to achieve product cost and operating expense targets;
•	excess inventory or insufficient inventory to meet demand;
•	seasonality of demand for some of our products and services;
•	litigation brought against us; and
•	changes in general economic conditions and specific market conditions.

Any of the foregoing factors could have a material adverse effect on our business, results of operations and financial condition.

We have never been profitable and Old Neonode has not been profitable since inception. We anticipate significant additional losses in the future.

Old Neonode was formed in 2006 as a holding company owning and operating Neonode AB, which was formed in 2004, and has been primarily engaged in the business of developing and selling mobile phones. Effective as of the merger, the business and operations of Old Neonode prior to the merger became our primary business and operations. We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. Our success will depend on many factors, including, but not limited to:

•	the growth of mobile telephone usage;
•	the efforts of our marketing partners;
•	the level of competition faced by us; and
•	our ability to meet customer demand for products and ongoing service.

There can be no assurance that we will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on our business, operating results and financial condition.

In addition, Old Neonode has experienced substantial net losses in each fiscal period since its inception. These net losses resulted from a lack of substantial revenues and the significant costs incurred in the development of our products and infrastructure. Our ability to continue as a going concern is dependent on our ability to raise additional funds and implement our business plan.

Our limited operating history and the emerging nature of our market, together with the other risk factors set forth in this prospectus, make prediction of our future operating results difficult. There can also be no assurance that we will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained.

We will require additional capital in the future to fund our operations, which capital may not be available on commercially attractive terms or at all and may affect our ability to continue as a going concern.

We require sources of capital in addition to cash on hand to continue operations and to implement our strategy. We intend to seek credit line facilities from financial institutions and/or additional equity investment to fund our operations for the near term. No assurances can be given that we will be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, we may be unable to fund our business plans and it could have a negative effect on our business, results of operations and financial condition. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of our common stock and cause the market price to fall and the issuance of debt securities could impose restrictive covenants that could impair our ability to engage in certain business transactions.

BDO Seidman, LLP, independent registered public accounting firm, has included an explanatory paragraph in their report on SBE.’s consolidated financial statements for the fiscal year ended October 31, 2006, which highlights that the recurring losses and negative cash flows from our operations pre-merger raised substantial doubt about our ability to continue as a going concern. Öhrlings PricewaterhouseCoopers AB, Old Neonode’s independent registered public accounting firm, included a similar explanatory paragraph in their report on Old Neonode’s financial statements for the year ended December 31, 2006. The uncertainty regarding our ability to continue as a going concern, as identified by the inclusion of a going concern explanatory paragraph in BDO Seidman LLP’s report on SBE’s consolidated financial statements and in Öhrlings PricewaterhouseCoopers AB’s report on the financial statements of Old Neonode, could have a detrimental effect on our stock price and ability to raise additional capital. Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to the consolidated financial statements as a result of the outcome of the uncertainty described above.

We are dependent on a single product for a majority of our revenues and our future success will depend on market acceptance of that product.

Going forward, a majority of our revenues will be derived from the sale of our mobile phone, the N2. Our success will depend, in significant part, upon our ability to make timely and cost-effective enhancements and additions to the N2 and to introduce new products and services that meet customer demands. We expect new products to be developed and introduced by other companies that compete with our products. The proliferation of new products and services by our current and future competitors may reduce demand for our product. There can be no assurance that we will be successful in responding to these or other technological changes, to evolving industry standards or to new products offered by our current and future competitors. In addition, we may not have access to sufficient capital for our research and development needs in order to develop or acquire new products and product enhancements.

If we fail to develop and introduce new products and services successfully and in a cost effective and timely manner, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, rapidly evolving environment, and our success depends on our ability to develop and introduce new products and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new products and services that are appealing to our customers and end users with acceptable quality, prices and terms, we will not be able to compete effectively and our ability to generate revenues will suffer.

The development of new products and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users’ needs or technological trends accurately or are unable to complete the development of products and services in a cost effective and timely fashion, we will be unable to introduce new products and services into the market or successfully compete with other providers.

As we introduce new or enhanced products or integrates new technology into new or existing products, we face risks including, among other things, disruption in customers’ ordering patterns, excessive levels of older product inventories, delivering sufficient supplies of new products to meet customers’ demand, possible product and technology defects, and a potentially different sales and support environment. Premature announcements or leaks of new products, features or technologies may exacerbate some of these risks. Our failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect our business, results of operations and financial condition.

We are dependent on third parties to manufacture and supply our products and components of our products.

Our products are built by a limited number of independent manufacturers. Although we provide manufacturers with key performance specifications for the phones, these manufacturers could:

•	manufacture phones with defects that fail to perform to our specifications;
•	fail to meet delivery schedules; or
•	fail to properly service phones or honor warranties.

Any of the foregoing could adversely affect its ability to sell our products and services, which, in turn, could adversely affect our revenues, profitability and liquidity, as well as our brand image.

We may become highly dependent on wireless carriers for the success of our products.

Our business strategy includes significant efforts to establish relationships with international wireless carriers. We cannot assure you that we will be successful in establishing new relationships, or maintaining such relationships, with wireless carriers or that these wireless carriers will act in a manner that will promote the success of our multimedia phone products. Factors that are largely within the control of wireless carriers, but which are important to the success of our multimedia phone products, include:

• testing of our products on wireless carriers’ networks;
• quality and coverage area of wireless voice and data services offered by the wireless carriers;
• the degree to which wireless carriers facilitate the introduction of and actively market, advertise, promote, distribute and resell our multimedia phone products;
• the extent to which wireless carriers require specific hardware and software features on our multimedia phone to be used on their networks;
• timely build out of advanced wireless carrier networks that enhance the user experience for data centric services through higher speed and other functionality;
• contractual terms and conditions imposed on them by wireless carriers that, in some circumstances, could limit our ability to make similar products available through competitive carriers in some market segments;
• wireless carriers’ pricing requirements and subsidy programs; and
• pricing and other terms and conditions of voice and data rate plans that the wireless carriers offer for use with our multimedia phone products.

For example, flat data rate pricing plans offered by some wireless carriers may represent some risk to our relationship with such carriers. While flat data pricing helps customer adoption of the data services offered by carriers and therefore highlights the advantages of the data applications of its products, such plans may not allow its multimedia phones to contribute as much average revenue per user, or ARPU, to wireless carriers as when they are priced by usage, and therefore reduces our differentiation from other, non-data devices in the view of the carriers. In addition, if wireless carriers charge higher rates than consumers are willing to pay, the acceptance of our wireless solutions could be less than anticipated and our revenues and results of operations could be adversely affected.

Wireless carriers have substantial bargaining power as we enter into agreements with them. They may require contract terms that are difficult for us to satisfy and could result in higher costs to complete certification requirements and negatively impact our results of operations and financial condition. Moreover, we may not have agreements with some of the wireless carriers with whom they will do business and, in some cases, the agreements may be with third-party distributors and may not pass through rights to us or provide us with recourse or contact with the carrier. The absence of agreements means that, with little or no notice, these wireless carriers could refuse to continue to purchase all or some of our products or change the terms under which they purchase our products. If these wireless carriers were to stop purchasing our products, we may be unable to replace the lost sales channel on a timely basis and our results of operations could be harmed.

Wireless carriers could also significantly affect our ability to develop and launch products for use on their wireless networks. If we fail to address the needs of wireless carriers, identify new product and service opportunities or modify or improve our multimedia phone products in response to changes in technology, industry standards or wireless carrier requirements, our products could rapidly become less competitive or obsolete. If we fail to timely develop products that meet carrier product planning cycles or fail to deliver sufficient quantities of products in a timely manner to wireless carriers, those carriers may choose to emphasize similar products from our competitors and thereby reduce their focus on its products which would have a negative impact on our business, results of operations and financial condition.

Carriers, who control most of the distribution and sale of, and virtually all of the access for, multimedia phone products could commoditize multimedia phones, thereby reducing the average selling prices and margins for our products which would have a negative impact on our business, results of operations and financial condition. In addition, if carriers move away from subsidizing the purchase of mobile phone products, this could significantly reduce the sales or growth rate of sales of mobile phone products. This could have an adverse impact on our business, revenues and results of operations.

As we build strategic relationships with wireless carriers, we may be exposed to significant fluctuations in revenue for our multimedia phone products.

Because of their large sales channels, wireless carriers may purchase large quantities of our products prior to launch so that the products are widely available. Reorders of products may fluctuate quarter to quarter, depending on end-customer demand and inventory levels required by the carriers. As we develop new strategic relationships and launches new products with wireless carriers, our revenue could be subject to significant fluctuation based on the timing of carrier product launches, carrier inventory requirements, marketing efforts and our ability to forecast and satisfy carrier and end-customer demand.

The mobile communications industry is highly competitive and many of our competitors have significantly greater resources to engage in product development, manufacturing, distribution and marketing.

The mobile communications industry, in which we are engaged, is a highly competitive business with companies of all sizes engaged in business in all areas of the world, including companies with far greater resources than we have. There can be no assurance that other competitors, with greater resources and business connections, will not compete successfully against us in the future. Our competitors may adopt new technologies that reduce the demand for our products or render our technologies obsolete, which may have a material adverse effect on the cost structure and competitiveness of our products, possibly resulting in a negative effect on our revenues, profitability or liquidity.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because we sell our products worldwide and most of the facilities where our devices are manufactured, distributed and supported are located outside the United States, our business is subject to risks associated with doing business internationally, such as:

•	changes in foreign currency exchange rates;
•	the impact of recessions in the global economy or in specific sub economies;
•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;
•	changes in international relations;
•	trade protection measures and import or export licensing requirements;
•	changes in tax laws;
•	compliance with a wide variety of laws and regulations which may have civil and/or criminal consequences for them and our officers and directors who they indemnify;
•	difficulty in managing widespread sales operations; and
•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, we are subject to changes in demand for our products resulting from exchange rate fluctuations that make our products relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business and results of operations could be harmed by decreases in demand for our products or reductions in margins.

While we sell our products worldwide, one component of our strategy is to expand our sales efforts in countries with large populations and propensities for adopting new technologies. We have limited experience with sales and marketing in some of these countries. There can be no assurance that we will be able to market and sell our products in all of our targeted international markets. If our international efforts are not successful, our business growth and results of operations could be harmed.

We must significantly enhance our sales and product development organizations.

We will need to improve the effectiveness and breadth of our sales operations in order to increase market awareness and sales of our products, especially as we expand into new markets. Competition for qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. Likewise, our efforts to improve and refine our products require skilled engineers and programmers. Competition for professionals capable of expanding our research and development organization is intense due to the limited number of people available with the necessary technical skills. If we are unable to identify, hire or retain qualified sales marketing and technical personnel, our ability to achieve future revenue may be adversely affected.

We are dependent on the services of our key personnel.

We are dependent on our current management for the foreseeable future. The loss of the services of any member of management could have a materially adverse effect on our operations and prospects.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and other intellectual property rights. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide them a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including patent or trademark applications or registrations. Even if our patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to them or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Effective policing of the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of our management from operating the business. Despite our efforts, we may not be able to detect infringement and may lose competitive position in the market before they do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and we cannot assure you that we will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third party copying or use. The unauthorized use of our technology or of our proprietary information by competitors could have an adverse effect on our ability to sell our products.

We have an international presence in countries with laws that may not provide protection of our intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect our intellectual property.

As part of our business strategy, we target customers and relationships with suppliers and original distribution manufacturers in countries with large populations and propensities for adopting new technologies. However, many of these countries do not address misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which we do business may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions from infringing our intellectual property rights, which would reduce our competitive advantage and ability to compete in those regions and negatively impact our business.

If we do not correctly forecast demand for our products, we could have costly excess production or inventories or we may not be able to secure sufficient or cost effective quantities of our products or production materials and our revenues, cost of revenues and financial condition could be adversely impacted.

The demand for our products depends on many factors, including pricing and channel inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and enterprise preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key sales channel partners. It is particularly difficult to forecast demand by individual variations of the product, such as the color of the casing or size of memory. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of our products or production materials. This could adversely impact our revenues, cost of revenues and financial condition.

We rely on third parties to sell and distribute our products and we rely on their information to manage our business. Disruption of our relationship with these channel partners, changes in their business practices, their failure to provide timely and accurate information or conflicts among its channels of distribution could adversely affect our business, results of operations and financial condition.

The distributors, wireless carriers, retailers and resellers who sell or may sell and or distribute our products also sell products offered by our competitors. If our competitors offer our sales channel partners more favorable terms or have more products available to meet their needs or utilize the leverage of broader product lines sold through the channel, those wireless carriers, distributors, retailers and resellers may de-emphasize or decline to carry our products. In addition, certain of our sales channel partners could decide to de-emphasize the product categories that we offer in exchange for other product categories that they believe provide higher returns. If we are unable to maintain successful relationships with these sales channel partners or to expand our distribution channels, our business will suffer.

Because we intend to sell our products primarily to distributors, wireless carriers, retailers and resellers, we are subject to many risks, including risks related to product returns, either through the exercise of contractual return rights or as a result of its strategic interest in assisting them in balancing inventories. In addition, these sales channel partners could modify their business practices, such as inventory levels, or seek to modify their contractual terms, such as return rights or payment terms. Unexpected changes in product return requests, inventory levels, payment terms or other practices by these sales channel partners could negatively impact our business, results of operations and financial condition.

We will rely on distributors, wireless carriers, retailers and resellers to provide us with timely and accurate information about their inventory levels as well as sell-through of products purchased from us. We will use this information as one of the factors in our forecasting process to plan future production and sales levels, which in turn will influence our public financial forecasts. We will also use this information as a factor in determining the levels of some of our financial reserves. If we do not receive this information on a timely and accurate basis, our results of operations and financial condition may be adversely impacted.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-customers, and there is also competition among Internet-based resellers. We also sell our products directly to end-customers from our Neonode.com web site. These varied sales channels could cause conflict among our channels of distribution, which could harm our business, revenues and results of operations.

If our multimedia phone products do not meet wireless carrier and governmental or regulatory certification requirements, we will not be able to compete effectively and our ability to generate revenues will suffer.

We are required to certify our multimedia phone products with governmental and regulatory agencies and with the wireless carriers for use on their networks. The certification process can be time consuming, could delay the offering of our products on carrier networks and affect our ability to timely deliver products to customers. As a result, carriers may choose to offer, or consumers may choose to buy similar products from our competitors and thereby reduce their purchases of our products, which would have a negative impact on our products sales volumes, our revenues and our cost of revenues.

We depend on our suppliers, some of which are the sole source and some of which are our competitors, for certain components, software applications and elements of our technology, and our production or reputation could be harmed if these suppliers were unable or unwilling to meet our demand or technical requirements on a timely and/or a cost-effective basis.

Our multimedia products contain software applications and components, including liquid crystal displays, touch panels, memory chips, microprocessors, cameras, radios and batteries, which are procured from a variety of suppliers, including some who are our competitors. The cost, quality and availability of software applications and components are essential to the successful production and sale of our device products. For example, media player applications are critical to the functionality of our multimedia phone devices.

Some components, such as screens and related integrated circuits, digital signal processors, microprocessors, radio frequency components and other discrete components, come from sole source suppliers. Alternative sources are not always available or may be prohibitively expensive. In addition, even when we have multiple qualified suppliers, we may compete with other purchasers for allocation of scarce components. Some components come from companies with whom we compete in the multimedia phone device market. If suppliers are unable or unwilling to meet our demand for components and if we are unable to obtain alternative sources or if the price for alternative sources is prohibitive, our ability to maintain timely and cost-effective production of our multimedia phone will be harmed. Shortages affect the timing and volume of production for some of our products as well as increasing our costs due to premium prices paid for those components. Some of our suppliers may be capacity-constrained due to high industry demand for some components and relatively long lead times to expand capacity.

If we are unable to obtain key technologies from third parties on a timely basis and free from errors or defects, we may have to delay or cancel the release of certain products or features in our products or incur increased costs.

We license third-party software for use in our products, including the operating systems. Our ability to release and sell our products, as well as our reputation, could be harmed if the third-party technologies are not delivered to them in a timely manner, on acceptable business terms or contain errors or defects that are not discovered and fixed prior to release of our products and we are unable to obtain alternative technologies on a timely and cost effective basis to use in our products. As a result, our product shipments could be delayed, our offering of features could be reduced or we may need to divert our development resources from other business objectives, any of which could adversely affect our reputation, business and results of operations.

Our product strategy is to base our products on software operating systems that are commercially available to competitors.

Our multimedia phone is based on a commercially available version of Microsoft’s Windows CE. We cannot assure you that we will be able to maintain this licensing agreement with Microsoft and that Microsoft will not grant similar rights to our competitors or that we will be able to sufficiently differentiate our multimedia phone from the multitude of other devices based on Windows CE.

In addition, there is significant competition in the operating system software and services market, including proprietary operating systems such as Symbian and Palm OS, open source operating systems, such as Linux, other proprietary operating systems and other software technologies, such as Java and RIM’s licensed technology. This competition is being developed and promoted by competitors and potential competitors, some of which have significantly greater financial, technical and marketing resources than we have, such as Access, Motorola, Nokia, Sony-Ericsson and RIM. These competitors could provide additional or better functionality than we do or may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. Competitors in this market could devote greater resources to the development, promotion and sale of their products and services and the third-party developer community, which could attract the attention of influential user segments.

If we are unable to continue to differentiate the operating systems that we include in our mobile computing devices, our revenues and results of operations could be adversely affected.

The market for multimedia phone products is volatile, and changing market conditions, or failure to adjust to changing market conditions, may adversely affect our revenues, results of operations and financial condition, particularly given our size, limited resources and lack of diversification.

We operate in the multimedia phone market which has seen significant growth during the past years. We cannot assure you that this significant growth in the sales of multimedia devices will continue. If we are unable to adequately respond to changes in demand for our products, our revenues and results of operations could be adversely affected. In addition, as our products mature and face greater competition, we may experience pressure on our product pricing to preserve demand for our products, which would adversely affect our margins, results of operations and financial condition.

This reliance on the success of and trends in our industry is compounded by the size of our organization and our focus on multimedia phones. These factors also make us more dependent on investments of our limited resources. For example, Neonode faces many resource allocation decisions, such as: where to focus our research and development, geographic sales and marketing and partnering efforts; which aspects of our business to outsource; and which operating systems and email solutions to support. Given the size and undiversified nature of our organization, any error in investment strategy could harm our business, results of operations and financial condition.

Our products are subject to increasingly stringent laws, standards and other regulatory requirements, and the costs of compliance or failure to comply may adversely impact our business, results of operations and financial condition.

Our products must comply with a variety of laws, standards and other requirements governing, among other things, safety, materials usage, packaging and environmental impacts and must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions where our products are sold. Many of our products must meet standards governing, among other things, interference with other electronic equipment and human exposure to electromagnetic radiation. Failure to comply with such requirements can subject us to liability, additional costs and reputational harm and in severe cases prevent us it selling our products in certain jurisdictions.

For example, many of our products are subject to laws and regulations that restrict the use of lead and other substances and require producers of electrical and electronic equipment to assume responsibility for collecting, treating, recycling and disposing of our products when they have reached the end of their useful life. In Europe, substance restrictions began to apply to the products sold after July 1, 2006, when new recycling; labeling, financing and related requirements came into effect. Failure to comply with applicable environmental requirements can result in fines, civil or criminal sanctions and third-party claims. If products we sell in Europe are found to contain more than the permitted percentage of lead or another listed substance, it is possible that we could be forced to recall the products, which could lead to substantial replacement costs, contract damage claims from customers, and reputational harm. We expect similar requirements in the United States, China and other parts of the world.

As a result of these new European requirements and anticipated developments elsewhere, we are facing increasingly complex procurement and design challenges, which, among other things, require us to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and re-designing products so that they comply with these and the many other requirements applicable to them.

Allegations of health risks associated with electromagnetic fields and wireless communications devices, and the lawsuits and publicity relating to them, regardless of merit, could adversely impact our business, results of operations and financial condition.

There has been public speculation about possible health risks to individuals from exposure to electromagnetic fields, or radio signals, from base stations and from the use of mobile devices. While a substantial amount of scientific research by various independent research bodies has indicated that these radio signals, at levels within the limits prescribed by public health authority standards and recommendations, present no evidence of adverse effect to human health, we cannot assure you that future studies, regardless of their scientific basis, will not suggest a link between electromagnetic fields and adverse health effects. Government agencies, international health organizations and other scientific bodies are currently conducting research into these issues. In addition, other mobile device companies have been named in individual plaintiff and class action lawsuits alleging that radio emissions from mobile phones have caused or contributed to brain tumors and the use of mobile phones pose a health risk. Although our products are certified as meeting applicable public health authority safety standards and recommendations, even a perceived risk of adverse health effects from wireless communications devices could adversely impact use of wireless communications devices or subject them to costly litigation and could harm our reputation, business, results of operations and financial condition.

Changes in financial accounting standards or practices may cause unexpected fluctuations in and adversely affect our reported results of operations.

Any change in financial accounting standards or practices that cause a change in the methodology or procedures by which we track, calculate, record and report our results of operations or financial condition or both could cause fluctuations in and adversely affect our reported results of operations and cause our historical financial information to not be reliable as an indicator of future results.

Wars, terrorist attacks or other threats beyond its control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond our control could have an adverse impact on the United States, Europe and world economy in general, and consumer confidence and spending in particular, which could harm our business, results of operations and financial condition.

Risks Related To Owning Our Stock

If we continue to experience losses, we could experience difficulty meeting our business plan and our stock price could be negatively affected.

If we are unable to gain market acceptance of our mobile phone handsets, we will experience continuing operating losses and negative cash flow from our operations. Any failure to achieve or maintain profitability could negatively impact the market price of our common stock. We anticipate that we will continue to incur product development, sales and marketing and administrative expenses. As a result, we will need to generate significant revenue if we are to achieve and maintain profitability. A substantial failure to achieve profitability could make it difficult or impossible for us to grow our business. Our business strategy may not be successful, and we may not generate significant revenues or achieve profitability. Any failure to significantly increase revenues would also harm our ability to achieve and maintain profitability. If we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our common stock is at risk for delisting from the Nasdaq Capital Market if we fail to maintain minimum listing maintenance standards. If it is delisted, our stock price and your liquidity may be impacted.

Our common stock is listed on the Nasdaq Capital Market under the symbol NEON. In order for our common stock to continue to be listed on the Nasdaq Capital Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have stockholders’ equity of at least $2.5 million, a market capitalization of at least $35 million or net income of $500,000 and public float value of at least $1.0 million and our common stock must have a minimum closing bid price of $1.00 per share.

Our management is required to devote substantial time to comply with public company regulations.

As a public company, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, as a result of the merger with Old Neonode, we must now perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting commencing in fiscal 2007, as compared to fiscal 2008 prior to the merger, and our independent registered public accounting firm to provide its attestation report on internal control over financial reporting in their annual reports commencing in fiscal 2008, as compared to fiscal 2009 prior to the merger, each as required by Section 404 of the Sarbanes-Oxley Act. During the year ended October 31, 2006, SBE’s independent registered public accounting firm communicated to management and the audit committee a material weakness arising out of an adjustment to revenue related to our software contracts which they identified during their review of our interim condensed consolidated financial statements. Our compliance with Section 404 requires that we incur substantial expense and expend significant management efforts. If we identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by The Nasdaq Capital Market, SEC or other regulatory authorities.

Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

The average daily trading volume of our common stock has historically been low, and has continued to be low since the merger with Old Neonode. Because of our relatively low trading volume, our stock price can be highly volatile. Any large sales could have a negative effect on our stock price and its volatility. In addition, the registration of a large number of shares, such as in this offering, could increase the volatility of our stock and further depress our stock price. Additional factors that may affect the volatility of our stock price include:

•                  actual or anticipated fluctuations in our operating results or future prospects;

•                  our announcements or our competitors’ announcements of new products;

•                  the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•                  strategic actions by us or our competitors, such as acquisitions or restructurings;

•                  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•                  changes in accounting standards, policies, guidance, interpretations or principles;

•                  changes in our growth rates or our competitors’ growth rates;

•                  developments regarding our patents or proprietary rights or those of our competitors;

•                  our inability to raise additional capital as needed;

•                  concern as to the efficacy of our products;

•                  changes in financial markets or general economic conditions;

•                  sales of common stock by us or members of our management team; and

•                  changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

Future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

If registration rights that we have previously granted are exercised, then the price of our common stock may be adversely affected.

We have agreed to register with the SEC the shares of common issued to former Old Neonode stockholders in connection with the merger.  In the event these securities are registered with the SEC, they may be freely sold in the open market, subject to trading restrictions to which our insiders holding the shares may be subject from time to time. In the event that we fail to register such shares on a timely basis, we may have liability to such stockholders. We completed a private placement financing transaction on September 26, 2007 and pursuant to Section 11.4 of the Subscription Agreement, if a non-registration event occurs, we will be required to pay up to eighteen percent (18%) of each subscriber’s aggregate purchase price as liquidated damages. We expect that we also will be required to register any securities sold in future private financings. The sale of a significant amount of shares in the open market, or the perception that these sales may occur, could cause the trading price of our common stock to decline or become highly volatile.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could delay or prevent a change in control.

Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain other provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing patents, technologies, products, plans and objectives of management, markets for stock of Neonode and other matters. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act.  Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Neonode, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of this prospectus. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors,” may affect the operations, performance, development and results of our business. Because the factors discussed in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You are advised to read carefully the section titled “Risk Factors” beginning on page 3 of this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to Neonode or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.  Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of our common stock being offered under this prospectus is being sold by or for the account of the selling stockholders. We will not receive any proceeds from the sale of our common stock by or for the account of the selling stockholders. Any proceeds that we receive from the exercise of outstanding warrants will be used by us for general working capital. The actual allocation of proceeds from any exercise of these warrants will depend on the amount and timing of such exercises, as well as our cash position and working capital requirements at the time of such exercises. There can be no assurance that any of these warrants will be exercised.

SELLING STOCKHOLDERS

In September 2007, we completed a private placement, referred to as the Financing, pursuant to which the Company sold to certain accredited investors, or the Investors, an aggregate of 2,056.63 units, each with a stated value of $3,000. Each unit is comprised of (i) a convertible promissory note in a principal amount of $1,500 and with an initial conversion price of $3.50, (ii) 500 shares of common stock, and (iii) warrants to purchase 696.5 shares of common stock. As part of the Financing, we agreed to issue a warrant to purchase to purchase 14 units to Empire Asset Management, Inc., or Empire, and 128.875 units to Robert U. Giannini, which, together with Empire, we refer to as the Brokers as compensation for their services in connection with the financing.

In connection with the Financing, we agreed to register for resale the shares of common stock, the shares of common stock issuable upon exercise of the warrants and 150% of the shares of common stock issuable upon conversion of the convertible promissory notes (assuming an initial conversion price of $3.50) included in the units issued to the investors. In addition, we agreed to register for resale 125% of the shares underlying the warrant to purchase units that was issued to the Brokers in connection with the Financing, as well as an aggregate of 400,000 shares sold by certain executive officers of the Company and 200,000 shares underlying certain warrants granted by such executive officers.  Because the conversion price of the convertible promissory notes may be adjusted, we may issue a number of shares of common stock that may be more or less than the number of shares being offered under this prospectus, in which case, we have agreed to file a new registration statement to cover the resale of any shares beyond the amounts included in this registration statement.

The table below presents information regarding the beneficial ownership of our common stock by the selling stockholders as of November 28, 2007 and the shares of our common stock that they may offer and sell from time to time under this prospectus. Percentages of beneficial ownership are based upon 23,714,252 shares of common stock issued and outstanding as of November 5, 2007. We will not receive any of the proceeds from the sale of the selling stockholders’ securities. Beneficial ownership of the selling stockholders’ securities by such selling stockholders after the offering will depend on the number of selling stockholders’ securities sold by each selling stockholder. This assumes that selling stockholders will still hold shares that are not registered hereby.

SELLING STOCKHOLDERS (1)	NUMBER OF SHARES BENEFICIALLY OWNED BEFORE OFFERING	SHARES OF COMMON STOCK BEING OFFERED (2)	SHARES BENEFICIALLY OWNED AFTER OFFERING
			NUMBER	PERCENTAGE
Alpha Capital Anstalt (3)	245,249	245,249	—	*
Whalehaven Capital Fund Limited (4)	694,040	459,840	234,200	*
Ellis International L.P. (5)	1,194,763	575,927	618,836	2.61
Longview Fund, LP(6)	613,120	613,120	—	*
CMS Capital(7)	61,313	61,313	—	*
Sten Wranne(8)	55,361	24,526	30,835	*
LRG Holdings Inc.(9)	122,626	122,626	—	*
Globis Overseas Fund, LTD.(10)	83,019	30,658	52,361	*
Globis Capital Partners, LP(11)	433,263	183,936	249,327	1.05
Centurian Microcap LP(12)	153,281	153,281	—	*
EL Equities LLC(13)	127,033	45,985	81,048	*
Puritan Associates LLC(14)	61,313	61,313	—	*
Aaron Wolfson(15)	1,445,592	505,822	939,770	3.96
Chana Sasha Foundation, Inc.(16)	30,658	30,658	—	*
Wolfson Equities(17)	1,241,918	383,196	858,722	3.62
Rockmore Investment Master Fund LTD.(18)	306,561	306,561	—	*
Iroquois Master Fund Ltd.(19)	709,840	459,840	250,000	1.05
Scot Cohen(20)	61,313	61,313	—	*
Joshua Silverman(21)	725,169	475,169	250,000	1.05
Richard K. Abbe, Custodian for Bennett Abbe(22)	10,219	10,219	—	*
Richard K. Abbe, Custodian for Samantha Abbe(23)	10,220	10,220	—	*
Richard K. Abbe, Custodian for Talia Abbe(24)	10,220	10,220	—	*
Truk Opportunity Fund, LLC(25)	183,027	183,027	—	*
Truk International Fund LP(26)	34,923	34,923	—	*
North America Investments Limited(27)	780,938	150,000	630,938	2.66
Jonas Carlstrom(28)	27,000	27,000		*
Robert U. Giannini(29)	625,024	261,792	363,232	1.53
Empire Asset Management, Inc.(30)	28,439	28,439	—	*

* Represents beneficial ownership of less than 1%

(1)   This table is based upon information supplied to us by the selling stockholders. Shares beneficially held by such selling stockholders but not being offered or sold under this prospectus include shares of common stock and shares of common stock issuable upon exercise of outstanding warrants.

(2)   Assumes that the selling stockholders sell all of the shares available for resale.

(3)
The shares of common stock being offered in this offering are comprised of 66,667 shares of common stock held directly, 85,715 shares of common stock issuable upon conversion of Notes and 92,867 shares of common stock issuable upon exercise of warrants. Konrad Ackerman has sole voting and investment control over such shares. The business address for the selling stockholder is 150 Central Park South, Second Floor, New York, NY 10019.

(4)
The shares of common stock being offered in this offering are comprised of 125,000 shares of common stock held directly, 160,715 shares of common stock issuable upon conversion of Notes and 174,125 shares of common stock issuable upon exercise of warrants. Michael Finkelstein, Arthur Jones, Brian Mazzella and Trevor Williams have shared voting and investment control over such shares. The business address for the selling stockholder is 160 Summit Avenue, Mentvale, NJ 07645.

(5)
The shares of common stock being offered in this offering are comprised of 298,696 shares of common stock held directly, 75,467 shares of common stock issuable upon conversion of Notes and 201,764 shares of common stock issuable upon exercise of warrants. Martin Chopp has sole voting and investment control over such shares. The business address for the selling stockholder is c/o SDC Capital, 20 East Sunrise Hwy., Suite 302, Valley Stream, NY 11581.

(6)
The shares of common stock being offered in this offering are comprised of 166,667 shares of common stock held directly, 214,286 shares of common stock issuable upon conversion of Notes and 232,167 shares of common stock issuable upon exercise of warrants Peter T. Bent has sole voting and investment control over such shares. The business address for the selling stockholder is 600 Montgomery Street, 44th Floor, San Francisco, CA 94111.

(7)
The shares of common stock being offered in this offering are comprised of 16,667 shares of common stock held directly, 21,429 shares of common stock issuable upon conversion of Notes and 23,217 shares of common stock issuable upon exercise of warrants. Menachem Lipsker and Howard Weiss have shared voting and investment control over such shares. The business address for the selling stockholder is 9612 Van Nuys Blvd., Suite 108, Panorama City, CA 91402.

(8)
The shares of common stock being offered in this offering are comprised of 6,667 shares of common stock held directly, 8,572 shares of common stock issuable upon conversion of Notes and 9,287 shares of common stock issuable upon exercise of warrants Sten Wranne has sole voting and investment control over such shares. The shares beneficially owned before this offering include 2,801 shares of common stock issuable upon exercise of outstanding warrants. The business address for the selling stockholder is Birger Jarlsg 38 11429 Stockholm Sweden.

(9)
The shares of common stock being offered in this offering are comprised of 33,334 shares of common stock held directly, 42,858 shares of common stock issuable upon conversion of Notes and 46,434 shares of common stock issuable upon exercise of warrants Shimshon Gross has sole voting and investment control over such shares. The business address for the selling stockholder is 22 St. Clair Ave. East, Suite 1501, Toronto, Ontario M4T DS3.

(10)
The shares of common stock being offered in this offering are comprised of 8,334 shares of common stock held directly, 10,715 shares of common stock issuable upon conversion of Notes and 11,609 shares of common stock issuable upon exercise of warrants Paul Packer has sole voting and investment control over such shares. The shares beneficially owned before this offering include 10,812 shares of common stock issuable upon exercise of outstanding warrants. The business address for the selling stockholder is 60 Broad Street, 38th Floor, New York, NY 1004.

(11)
The shares of common stock being offered in this offering are comprised of 50,000 shares of common stock held directly, 64,286 shares of common stock issuable upon conversion of Notes and 69,650 shares of common stock issuable upon exercise of warrants Paul Packer has sole voting and investment control over such shares. The shares beneficially owned before this offering include 43,249 shares of common stock issuable upon exercise of outstanding warrants. The business address for the selling stockholder is 60 Broad Street, 38th Floor, New York, NY 1004.

(12)
The shares of common stock being offered in this offering are comprised of 41,667 shares of common stock held directly, 53,572 shares of common stock issuable upon conversion of Notes and 58,0420 shares of common stock issuable upon exercise of warrants Abraham Schwartz has sole voting and investment control over such shares. The business address for the selling stockholder is 3014 Avenue L, Brooklyn, NY 11210.

(13)
The shares of common stock being offered in this offering are comprised of 12,500 shares of common stock held directly, 16,072 shares of common stock issuable upon conversion of Notes and 17,413 shares of common stock issuable upon exercise of warrants Eli Leviton has sole voting and investment control over such shares. The shares beneficially owned before this offering include 27,016 shares of common stock issuable upon exercise of outstanding warrants. The business address for the selling stockholder is One State Street Plaza, New York, NY 10004.

(14)
The shares of common stock being offered in this offering are comprised of 16,667 shares of common stock held directly, 21,429 shares of common stock issuable upon conversion of Notes and 23,217 shares of common stock issuable upon exercise of warrants. Chana Friedman and Miriam Gross have shared voting and investment control over such shares. The business address for the selling stockholder is 314 McDonald Avenue, Brooklyn, NY 12118.

(15)
Also includes shares of common stock held by Wolfson Equities. The shares beneficially owned before this offering include 27,016 shares of common stock issuable upon exercise of outstanding warrants. The shares of common stock being offered in this offering are comprised of 33,334 shares of common stock held directly, 42,858 shares of common stock issuable upon conversion of Notes and 46,434 shares of common stock issuable upon exercise of warrants. Aaron Wolfson has sole voting and investment control over such shares. The business address for the selling stockholder is One State Street Plaza, 29th, Fl., New York, NY 10004.

(16)
The shares of common stock being offered in this offering are comprised of 8,334 shares of common stock held directly, 10,715 shares of common stock issuable upon conversion of Notes and 11,609 shares of common stock issuable upon exercise of warrants. Morris Wolfson has sole voting and investment control over such shares. The business address for the selling stockholder is One State Street Plaza, 29th, Fl., New York, NY 10004.

(17)
The shares of common stock being offered in this offering are comprised of 104,165 shares of common stock held directly, 133,929 shares of common stock issuable upon conversion of Notes and 145,102 shares of common stock issuable upon exercise of warrants. Aaron Wolfson has sole voting and investment control over such shares. The shares beneficially owned before this offering include 286,241 shares of common stock issuable upon exercise of outstanding warrants. The business address for the selling stockholder is One State Street Plaza, 29th, Fl., New York, NY 10004.

(18)
The shares of common stock being offered in this offering are comprised of 83,334 shares of common stock held directly, 107,143 shares of common stock issuable upon conversion of Notes and 116,084 shares of common stock issuable upon exercise of warrants. The business address for the selling stockholder is 150 East 58th Street, New York, NY 10155. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability Company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Funs and, as of September 10, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim any beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(19)
The shares of common stock being offered in this offering are comprised of 125,000 shares of common stock held directly, 160,715 shares of common stock issuable upon conversion of Notes and 174,125 shares of common stock issuable upon exercise of warrants. Joshua Silverman has sole voting and investment control over such shares. The business address for the selling stockholder is 641 Lexington Ave., 26th Fl., New York, NY 10022.

(20)
The shares of common stock being offered in this offering are comprised of 16,667 shares of common stock held directly, 21,429 shares of common stock issuable upon conversion of Notes and 23,217 shares of common stock issuable upon exercise of warrants. Scot Cohen has sole voting and investment control over such shares. The business address for the selling stockholder is 641 Lexington Ave., 26th Fl., New York, NY 10022.

(21)
Also includes shares of common stock held by Iroquois Master Fund Ltd. The shares of common stock being offered in this offering are comprised of 4,167 shares of common stock held directly, 5,358 shares of common stock issuable upon conversion of Notes and 5,804 shares of common stock issuable upon exercise of warrants. Joshua Silverman has sole voting and investment control over such shares. The business address for the selling stockholder is 641 Lexington Ave., 26th Fl., New York, NY 10022.

(22)
The shares of common stock being offered in this offering are comprised of 2,778 shares of common stock held directly, 3,572 shares of common stock issuable upon conversion of Notes and 3,869 shares of common stock issuable upon exercise of warrants. Richard Abbe has sole voting and investment control over such shares. The business address for the selling stockholder is 641 Lexington Ave., 26th Fl., New York, NY 10022.

(23)
The shares of common stock being offered in this offering are comprised of 2,778 shares of common stock held directly, 3,572 shares of common stock issuable upon conversion of Notes and 3,870 shares of common stock issuable upon exercise of warrants. Richard Abbe has sole voting and investment control over such shares. The business address for the selling stockholder is 641 Lexington Ave., 26th Fl., New York, NY 10022.

(24)
The shares of common stock being offered in this offering are comprised of 2,778 shares of common stock held directly, 3,572 shares of common stock issuable upon conversion of Notes and 3,870 shares of common stock issuable upon exercise of warrants. Richard Abbe has sole voting and investment control over such shares. The business address for the selling stockholder is 641 Lexington Ave., 26th Fl., New York, NY 10022.

(25)
The shares of common stock being offered in this offering are comprised of 69,404 shares of common stock held directly, 46,574 shares of common stock issuable upon conversion of Notes and 67,049 shares of common stock issuable upon exercise of warrants. Michael Fein and Stephen Satterstein have shared voting and investment control over such shares. The business address for the selling stockholder is One East 52nd Street, 6th Floor, New York, NY 10022.

(26)
The shares of common stock being offered in this offering are comprised of 14,717 shares of common stock held directly, 7,582 shares of common stock issuable upon conversion of Notes and 12,624 shares of common stock issuable upon exercise of warrants. Michael Fein and Stephen Satterstein have shared voting and investment control over such shares. The business address for the selling stockholder is One East 52nd Street, 6th Floor, New York, NY 10022.

(27)
The shares of common stock being offered in this offering are comprised of 100,000 shares of common stock held directly and 50,000 shares of common stock issuable upon exercise of warrants. Zvi Levy has sole voting and investment control over such shares. The business address for the selling stockholder is P.O. Box 3236, Ramet Gan, 52131 Israel.

(28)
The shares of common stock being offered in this offering are comprised of 18,000 shares of common stock held directly and 9,000 shares of common stock issuable upon exercise of warrants. Jonas Carlstrom has sole voting and investment control over such shares. The business address for the selling stockholder is Lokgatay 27 112 62 Stockholm, Sweden.

(29)
The shares of common stock being offered in this offering are comprised of 80,548 shares of common stock held directly, 69,041 shares of common stock issuable upon conversion of Notes and 112,203 shares of common stock issuable upon exercise of warrants. Robert U. Giannini has sole voting and investment control over such shares. The business address for the selling stockholder is 2 Rector St., 15th Floor, New York, NY.

(30)
The shares of common stock being offered in this offering are comprised of 8,750 shares of common stock held directly, 7,500 shares of common stock issuable upon conversion of Notes and 12,189 shares of common stock issuable upon exercise of warrants. Gregg Zeoli has sole voting and investment control over such shares. The business address for the selling stockholder is 2 Rector St., 15th Floor, New York, NY.

Selling stockholders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act.  In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholders (a) did not acquire its common stock, warrants, convertible promissory notes, or common stock underlying the warrants or convertible promissory notes, in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the common stock, warrants, convertible promissory notes, or common stock underlying the warrants or convertible promissory notes. As to the shares being sold for their own account, the Brokers are underwriters. Neither Empire nor Mr. Giannini is underwriting the resale of any other shares. The Brokers received their respective warrants to purchase units in the ordinary course of its business and, at the time they received their warrants, neither Empire nor Mr. Giannini had an agreement or understanding, directly or indirectly, to distribute its warrants or the common stock, warrants, convertible promissory notes, or common stock underlying the warrants or convertible promissory notes, issuable upon exercise of such warrants.

RELATIONSHIP OF SELLING STOCKHOLDERS TO THE COMPANY

Empire is a financial advisor to the Company, Robert U. Giannini, is an officer of Empire and a former officer of Griffin Securities, Inc., a former financial advisor of ours. None of the other selling stockholders listed above has held any position or office, or has had any material relationship, with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

We are registering the sale of shares of our common stock on behalf of the selling stockholders. A selling stockholder is a person named in the section entitled “selling stockholders” and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift or other non-sale related transfer.

We do not know of any plan of distribution for the resale of our common stock by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares.

Each selling stockholder of the common stock may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          a combination of any such methods of sale; or

•                                          any other method permitted pursuant to applicable law.

Upon notification to us by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be required. The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions entered into after the effective date of the registration statement of which this prospectus is a part, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Cooley Godward Kronish LLP, San Francisco, California.

EXPERTS

The financial statements and schedule of SBE, Inc. as of October 31, 2006 and 2005 and for each of the years ended October 31, 2006, 2005, and 2004, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (the report on the financial statements contains an explanatory paragraph regarding SBE’s ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

As discussed further in the “Overview of our Business” section on page 1:
a) pursuant to the merger completed on August 10, 2007, , the merger was treated as a recapitalization and issuance of shares by Old Neonode for the net cash of SBE for accounting purposes and as such, the historical financial statements of Old Neonode became the historical financial statements of New Neonode.;
b) we changed our name from SBE, Inc. to Neonode Inc.; and
c) all of the legacy operations of SBE were sold and discontinued by August 20, 2007.

The above SBE, Inc. financial statements were not revised to reflect the sale and discontinued operations of SBE.

Öhrlings PricewaterhouseCoopers AB, independent registered public accounting firm, audited the financial statements of Old Neonode, Inc. and its subsidiary at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006 and the ten month period ended December 31, 2004 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Öhrlings PricewaterhouseCoopers AB’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is www.iwsinc.com. Information contained in, or accessible through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering:

(1)	Our Annual Report on Form 10-K for the year ended October 31, 2006 filed with the SEC on January 29, 2007;

(2)	Our Quarterly Reports on Form 10-Q filed with the SEC on March 16, 2007, June 11, 2007 (as amended on June 13, 2007), September 13, 2007 and November 14, 2007; and

(3)
Our Current Reports on Form 8-K (other than information contained in Current Reports on Form 8-K that is furnished, but not filed) filed with the SEC on November 2, 2006, January 12, 2007, January 12, 2007, January 22, 2007 March 23, 2007, April 4, 2007, April 19, 2007, May 29, 2007, July 20, 2007, August 13, 2007 (as amended on August 16, 2007, September 4, 2007 and September 18, 2007) (excluding the pro forma financial information since subsequent to preparing the pro formas the Company determined that it was appropriate to account for the transaction as a recapitalization and issuance of shares by Neonode for the net cash of SBE rather than an acquisition of a business), August 24, 2007, October 2, 2007, October 10, 2007, October 10, 2007, November 15, 2007 (as amended on November 16, 2007 and November 19, 2007) and November 27, 2007(as amended on November 29, 2007);

(4)	Our definitive proxy statement on Schedule 14A for our August 10, 2007 special meeting of stockholders, filed with the SEC on July 3, 2007 (excluding the pro forma financial information); and

(5)	The description of the common stock included in our registration statement on Form 8-A.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Corporate Secretary
Neonode Inc.
4000 Executive Parkway, Suite 200
San Ramon, California 94583
Telephone: (925) 355-7700

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling stockholders.  All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$524
Legal fees and expenses	30,000
Accounting fees and expenses	35,000
Printing expenses	10,000
Miscellaneous fees and expenses	5,000
Total	$80,524

Item 15.  Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The registrant’s certificate of incorporation and bylaws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•                                          or any transaction from which the director derives an improper personal benefit;

•                                          for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                                          for improper payment of dividends or redemptions of shares; or

•                                          for any breach of a director’s duty of loyalty to the corporation or its stockholders.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) we may, in our discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in our Bylaws are not exclusive, (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and (vi) we may not retroactively amend the Bylaws provisions relating to indemnity.

We have entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer or any of our affiliated enterprises. Our obligation to indemnify our officers and directors is subject to certain limitations set forth in the indemnification agreements. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors, officers or key employees as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any of its officers or directors.

The selling security holders have entered into an agreement with us whereby they jointly and severally agree, to the extent permitted by law, to indemnify and hold harmless Neonode, each officer of Neonode who signs this registration statement and each director of Neonode, against all losses, claims, damages or liabilities, joint or several, to which Neonode or such officer or director may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or exhibit thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading in each case, and will reimburse SBE and each such officer and director for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the selling security holders will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such selling security holders, as such, furnished in writing to Neonode by or on behalf of a selling security holder specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the selling security holders hereunder shall be limited to the gross proceeds (net of the amount of any damages the selling security holders have otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission) received by the selling security holders from the sale of the common stock covered by this registration statement. The agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.  Exhibits

Number	Exhibit
5.1*	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Independent Registered Public Accounting Firm - Öhrlings PricewaterhouseCoopers AB

23.2	Consent of Independent Registered Public Accounting Firm - BDO Seidman LLP

23.3	Consent of Cooley Godward Kronish LLP (included in their opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included in signature page hereto)

* Previously filed.

Item 17.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on the 30th day of November, 2007.
NEONODE INC.

By:	/s/ Mikael Hagman
Mikael Hagman
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Mikael Hagman	Chief Executive Officer and President (Principal Executive Officer)	November 30, 2007
Mikael Hagman

/s/ David Brunton	Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2007
David Brunton

*	Director	November 30, 2007
Per Bystedt

*	Director	November 30, 2007
Johan Ihrfelt

*	Director	November 30, 2007
Susan Major

*	Director	November 30, 2007
John Reardon

* By: /s/ David Brunton
David Brunton
Attorney-in-Fact

EXHIBIT INDEX

Number	Exhibit
5.1*	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Independent Registered Public Accounting Firm - Öhrlings PricewaterhouseCoopers AB

23.2	Consent of Independent Registered Public Accounting Firm - BDO Seidman LLP

23.3	Consent of Cooley Godward Kronish LLP (included in their opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included in signature page hereto)

* Previously filed.